Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
Century Bank Renews Contract with NOVA Information
Systems and Sells Rights to Future
Merchant Royalty Payments
Medford, MA., February 7, 2006 -— Century Bank (“Century”), a wholly-owned subsidiary of Century Bancorp, Inc. (NASDAQ:CNBKA) (www.century-bank.com) announced today that it has renewed its contract with NOVA Information Systems (NOVA) a wholly owned subsidiary of U.S. Bancorp (NYSE:USB), and has also sold its rights to future royalty payments for a portion of its Merchant Credit Card customer base for $600,000.
Century Bank and NOVA have had a business partnership since 1994 and today, renewed their contract for an additional five year term. As part of the transaction, NOVA has agreed to acquire the royalty rights to Century Bank’s Merchant Accounts established before August 2005. Under the new agreement NOVA will continue to provide Merchant processing, and customer service and support to Century Bank’s new merchant accounts opened beginning August 1, 2005, as well as, pay Century royalties for those sales.
About NOVA Information Systems
NOVA Information Systems is a global leader in the payment processing industry. Nova and its affiliates euroConex and Elan, specialize in providing merchant processing services to financial institutions, retailers, associations, government agencies, and ISO’s in the United States, Canada and Europe. More than 800,000 merchants partner with NOVA for integrated transaction-processing services. To learn more about NOVA Information Services visit www.novainfo.com.
About Century Bank
Century Bank, a subsidiary of Century Bancorp, Inc., is a state chartered, full-service commercial bank. Century Bank operates twenty-three full-service branches in the Greater Boston area and offers a full range of Commercial, Personal, Institutional and Investment Services.
Century Bank is a member of FDIC and is an Equal Housing Lender.
Corporate Headquarters located at 400 Mystic Avenue, Medford, MA. 02155. Office locations in Allston, Beverly, Boston, Braintree, Brookline, Burlington, Cambridge, Everett, Lynn, Malden, Medford, Newton, Peabody, Quincy, Salem and Somerville, Worcester.

Contact:	Paul V. Cusick
PCusick@Century-Bank.Com
Phone:	781.393.4601
Fax:	781.393.4071
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
400 Mystic Avenue, Medford, MA 02155